BancFirst Corporation
101 NORTH BROADWAY
OKLAHOMA CITY, OKLAHOMA 73102

PRESS RELEASE

For Immediate Release:  Monday, April 19, 2010
For further information call Joe T. Shockley Jr., Chief Financial Officer (405) 270-1003
   or David Rainbolt, Chief Executive Officer at (405) 270-1002

BANCFIRST CORPORATION REPORTS FIRST QUARTER EARNINGS

BancFirst Corporation (NASDAQ GSM:BANF) reported net income of $9.3 million or $0.60 diluted earnings per share for the first quarter of 2010 compared to net income of $7.1 million or $0.46 diluted earnings per share for the same period in 2009.

The Company’s net interest income for the quarter was $33.9 million up $2.1 million from $31.8 million reported a year ago. The increase was attributable to the growth in the Company’s average earning assets which were $4.1 billion, up $573 million compared to the first quarter in 2009. The Company’s net interest margin was 3.38% compared to 3.69% a year ago due to continued low interest rates. The loan loss provision for the quarter was $900,000 down from $3.4 million in the first quarter of 2009. Noninterest income totaled $16.0 million compared to $16.6 million a year ago. The decrease was due to decreased revenues from treasury and cash management services. Noninterest expense for the quarter was $34.9 million up slightly from $34.5 million in the first quarter a year ago. The increase was due to the acquisition and conversion costs of First State Bank, Jones, which totaled $389,000 and higher FDIC costs due to higher levels of deposits and higher deposit insurance premium.

At March 31, 2010, the Company’s total assets were $4.5 billion, up $551 million or 13.9% over the first quarter a year ago. Loans were $2.8 billion down minimally from a year ago.  Deposits increased $537 million to $4.0 billion at quarter end 2010. The Company’s equity capital was $437 million, up $21 million or 4.9% over March 31 a year ago. The Company’s equity capital was strong at 9.7% of total assets at quarter end.

David Rainbolt, BancFirst’s CEO, said, “in light of the fact that interest rates remain at historically low levels and the economy continues to struggle, we have got to be satisfied with our first quarter results. Nonperforming loans and assets remain manageable while capital and liquidity are outstanding.  We believe we are well-positioned to pursue any opportunity that arises.”

During the first quarter of 2010, First State Bank (Jones) was merged into BancFirst, the Company’s subsidiary bank.  First State Bank (Jones) had approximately $43 million in assets, $37 million in deposits, and $5.5 million in equity capital at the time of the merger.

On April 1, 2010, the Company’s insurance agency BancFirst Insurance Services, Inc., formerly known as Wilcox, Jones & McGrath, Inc., completed its acquisition of RBC Agency, Inc., which has offices in Shawnee and Stillwater. BancFirst Insurance Services, Inc. has offices in Oklahoma City, Tulsa, Lawton and Muskogee. Ed McGrath, President of BancFirst Insurance Services, Inc.’s, said, “we are pleased to be working with Will Rosebure while adding offices and customers, which compliment BancFirst’s existing banking markets.”

BancFirst Corporation was again recognized in the top twenty of America’s best banks by Bank Director Magazine. The publication ranks publicly traded financial institutions by profitability, capital adequacy and asset quality. This marks the fourth consecutive year that the Company was listed among the top 20 financial institutions in the nation.

BancFirst Corporation is an Oklahoma based financial services holding company.  The Company’s principal subsidiary bank, BancFirst, is Oklahoma’s largest state-chartered bank with 85 banking locations serving 47 communities across Oklahoma.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2010
					Year-
	Q1	Q2	Q3	Q4	To-Date
Income Statement Data:
Net interest income	$33,862				$33,862
Provision for loan losses	896				896
Securities transactions	136				136
Total noninterest income	15,960				15,960
Salaries and employee benefits	19,948				19,948
Total noninterest expense	34,901				34,901
Net income	9,303				9,303
Per Common Share Data:
Net income-basic	0.61				0.61
Net income-diluted	0.60				0.60
Cash dividends declared	0.23				0.23
Common shares outstanding	15,337,050				15,337,050
Average common shares outstanding -
Basic	15,319,111				15,319,111
Diluted	15,628,012				15,628,012
Performance Ratios:
Return on average assets	0.85%				0.85%
Return on average equity	8.66				8.66
Net interest margin	3.38				3.38
Efficiency ratio	70.05				70.05

	2009
					Year-
	Q1	Q2	Q3	Q4	To-Date
Income Statement Data:
Net interest income	$31,753	$32,546	$32,952	$34,070	$131,321
Provision for loan losses	3,365	4,851	998	1,175	10,389
Securities transactions	339	(37)	20	14	336
Total noninterest income	16,622	17,043	17,039	16,160	66,864
Salaries and employee benefits	20,117	19,896	19,938	19,068	79,019
Total noninterest expense	34,529	35,218	35,481	33,889	139,117
Net income	7,125	6,260	9,390	9,834	32,609
Per Common Share Data:
Net income-basic	0.47	0.41	0.61	0.64	2.13
Net income-diluted	0.46	0.40	0.60	0.63	2.09
Cash dividends declared	0.22	0.22	0.23	0.23	0.90
Common shares outstanding	15,291,641	15,301,641	15,302,891	15,308,741	15,308,741
Average common shares outstanding -
Basic	15,291,636	15,298,075	15,302,199	15,307,019	15,299,781
Diluted	15,579,090	15,604,279	15,585,955	15,600,964	15,593,789
Performance Ratios:
Return on average assets	0.75%	0.61%	0.86%	0.89%	0.78%
Return on average equity	6.92	5.95	8.77	9.06	7.70
Net interest margin	3.69	3.44	3.27	3.35	3.42
Efficiency ratio	71.38	71.02	70.97	67.47	70.20

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share data - Unaudited)

	2010
	Q1	Q2	Q3	Q4
Balance Sheet Data:
Total assets	$4,508,789
Total loans	2,766,304
Allowance for loan losses	(36,780)
Securities	430,586
Deposits	4,009,017
Stockholders' equity	436,901
Book value per common share	28.49
Tangible book value per common share	25.78
Balance Sheet Ratios:
Average loans to deposits	70.05%
Average earning assets to total assets	92.62
Average stockholders' equity to average assets	9.86
Asset Quality Data:
Past due loans	$589
Nonaccrual loans	37,801
Restructured loans	1,912
Total nonperforming and restructured loans	40,302
Other real estate owned and repossessed assets	10,272
Total nonperforming and restructured assets	50,574
Nonperforming and restructured loans to total loans	1.46%
Nonperforming and restructured assets to total assets	1.12
Allowance to total loans	1.33
Allowance to nonperforming and restructured loans	91.26
Net charge-offs to average loans	0.07

	2009
	Q1	Q2	Q3	Q4
Balance Sheet Data:
Total assets	$3,958,155	$4,269,325	$4,322,103	$4,416,209
Total loans	2,808,499	2,738,238	2,713,169	2,738,654
Allowance for loan losses	(36,765)	(39,334)	(36,016)	(36,383)
Securities	439,220	417,738	391,627	417,286
Deposits	3,471,518	3,782,822	3,831,823	3,929,016
Stockholders' equity	416,381	419,202	425,638	430,824
Book value per common share	27.23	27.40	27.81	28.14
Tangible book value per common share	24.51	24.69	25.12	25.41
Balance Sheet Ratios:
Average loans to deposits	83.29%	79.67%	70.39%	69.54%
Average earning assets to total assets	91.51	92.08	92.97	93.01
Average stockholders' equity to average assets	10.85	10.52	9.79	9.84
Asset Quality Data:
Past due loans	$867	$21,530	$9,941	$853
Nonaccrual loans	25,255	24,186	37,319	37,133
Restructured loans	353	1,115	561	1,970
Total nonperforming and restructured loans	26,475	46,831	47,821	39,956
Other real estate owned and repossessed assets	5,576	11,543	10,587	9,881
Total nonperforming and restructured assets	32,051	58,374	58,408	49,837
Nonperforming and restructured loans to total loans	0.94%	1.68%	1.76%	1.46%
Nonperforming and restructured assets to total assets	0.81	1.35	1.35	1.13
Allowance to total loans	1.31	1.44	1.33	1.33
Allowance to nonperforming and restructured loans	138.87	83.99	75.31	91.06
Net charge-offs to average loans	0.13	0.33	0.63	0.12

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended
	March 31, 2010
		Interest	Average
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$2,755,744	$37,442	5.51%
Securities – taxable	387,459	3,010	3.15
Securities - tax exempt	36,704	507	5.60
Interest bearing deposits with banks	916,510	574	0.25
Total earning assets	4,096,417	41,533	4.11

Nonearning assets:
Cash and due from banks	109,758
Interest receivable and other assets	253,165
Allowance for loan losses	(36,419)
Total nonearning assets	326,504
Total assets	$4,422,921

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Transaction deposits	$609,443	$367	0.24%
Savings deposits	1,326,881	3,073	0.94
Time deposits	859,118	3,484	1.64
Short-term borrowings	763	-	-
Junior subordinated debentures	26,804	489	7.40
Total interest-bearing liabilities	2,823,009	7,413	1.06

Interest-free funds:
Noninterest bearing deposits	1,138,291
Interest payable and other liabilities	25,724
Stockholders’ equity	435,897
Total interest free-funds	1,599,912
Total liabilities and stockholders’ equity	$4,422,921
Net interest income		$34,120
Net interest spread			3.05%
Net interest margin			3.38%